As filed with the Securities and Exchange Commission on December 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THOR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-0768752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

52700 Independence Court

Elkhart, IN 46514

(Address of Principal Executive Offices) (Zip Code)

Thor Industries, Inc. Amended and Restated Equity and Incentive Plan

(Full title of the plan)

Trevor Q. Gasper

Senior Vice President, General Counsel, and Corporate Secretary

Thor Industries, Inc.

52700 Independence Court

Elkhart, IN 46514

(574) 970-7460

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen J. Hackman, Esq.

Ice Miller LLP

One American Square, Suite 2900

Indianapolis, Indiana 46282-0200

(317) 236-2289

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) of Thor Industries, Inc. (the “Company” or the “Registrant” or “we” or “our”) is being filed to register under the Securities Act of 1933, as amended (the “Securities Act”), 2,800,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) issuable under the Thor Industries, Inc. Amended and Restated Equity and Incentive Plan (the “Plan”).

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the information and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference (excluding any information and exhibits furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K):

•

Our Annual Report on Form  10-K for the year ended July 31, 2025, filed on September  24, 2025 (including portions of our Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders, filed with the Commission on November 3, 2025, that are specifically incorporated therein by reference);

•	Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2025, filed on December 3, 2025;

•	Our Current Reports on Form 8-K filed on October 8, 2025 and December 17, 2025; and

•

The description of our Common Stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended July 31, 2020, filed on September 28, 2020, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than disclosure furnished under either Item 2.02 or Item 7.01 of Form 8-K, including any exhibits relating to information furnished under either Item 2.02 or Item 7.01), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or any Prospectus hereunder.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors, officers, employees, and agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which such person is made a party by reason of the fact that he or she is or was serving in such capacity, provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification may be provided only for expenses actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made if such person is adjudged liable to the corporation, unless and only to the extent that the court determines such indemnification is proper. The Registrant’s amended and restated certificate of incorporation and its amended and restated bylaws authorize the Company to indemnify its directors, officers, employees, and agents to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) with respect to directors only, under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to officers only, in any action by or in the right of the corporation. The Registrant’s certificate of incorporation includes such a provision to the fullest extent permitted by Delaware law, and provides that if the DGCL is amended to further eliminate or limit liability, such elimination or limitation shall automatically apply. The Registrant’s amended and restated certificate of incorporation eliminates, to the fullest extent allowable under the DGCL, the personal liability of its directors to the Company and its stockholders for monetary damages resulting from the breach of any fiduciary duty as a director, except for which the DGCL does not permit indemnification.

The Registrant has also entered into or will enter into indemnification agreements with each of its directors and senior officers. These agreements generally obligate the Registrant to indemnify such persons for liability incurred by them as a result of their services as directors or officers, subject to limited exceptions. In addition, the Registrant maintains policies of insurance under which its directors and officers are insured, subject to specified exclusions, deductible amounts and policy limits, against loss arising from any claim which may be made against any of its directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in the scope of their respective duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are included as part of this Registration Statement.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Thor Industries, Inc. (Incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed December 20, 2018)

4.2	Amended and Restated By-Laws of Thor Industries, Inc., as amended (Incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed December 20, 2018)

5.1*	Opinion of Ice Miller LLP

23.1*	Consent of Deloitte & Touche LLP

23.2	Consent of Ice Miller LLP (contained in Exhibit 5.1 hereto)

24.1	Powers of Attorney (contained in the signature pages to this Registration Statement)

99.1*	Thor Industries, Inc. Amended and Restated Equity and Incentive Plan

107.1*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

A.	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)1(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, Indiana, on the 18th day of December, 2025.

THOR INDUSTRIES, INC.

By:	/s/ Trevor Q. Gasper
Trevor Q. Gasper
Senior Vice President, General Counsel, and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Colleen Zuhl and Trevor Q. Gasper, and each of them, each with full power to act without the other, his/her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his/her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of December 18, 2025.

Signature	Capacity

/s/ Robert W. Martin Robert W. Martin	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Colleen Zuhl Colleen Zuhl	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Andrew E. Graves Andrew E. Graves	Director

/s/ Christina Hennington Christina Hennington	Director

/s/ Amelia A. Huntington Amelia A. Huntington	Director

/s/ Laurel Hurd Laurel Hurd	Director

/s/ William J. Kelley Jr. William J. Kelley Jr.	Director

/s/ Christopher Klein Christopher Klein	Director

/s/ Jeffrey D. Lorenger Jeffrey D. Lorenger	Director

/s/ Peter B. Orthwein Peter B. Orthwein	Director and Chairman Emeritus of the Board